SMITH BARNEY EQUITY FUNDS


                                 AMENDMENT NO. 9
                                       TO
              THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

      AMENDMENT NO. 9 to the First Amended and Restated Master Trust Agreement dated as of November 5, 1992, as amended (the "Declaration of Trust") of Smith Barney Equity Funds (the "Trust"), dated as of April 29, 2004.

                                   WITNESSETH:

      WHEREAS, Article VII, Section 7.3 of the Declaration of Trust provides that the Declaration of Trust may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees;

      WHEREAS, Article IV, Section 4.1 of the Declaration of Trust provides that the Trustees of the Trust may establish and designate Sub-Trusts of the Trust and classes thereof;

      WHEREAS, on March 10, 2004 the Trustees voted unanimously to redesignate the existing Class L shares of the Smith Barney Social Awareness Fund as Class C shares, effective upon the effectiveness of the post-effective amendment to the Trust's Registration Statement on Form N-1A reflecting such changes (the "Effective Date");

      WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 9 to the Declaration of Trust;

      NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

      1. Upon the Effective Date, the first paragraph of Article IV, Section 4.2 of the Declaration of Trust is hereby amended to read in pertinent part as follows:

      "Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trusts and classes thereof:
      "Smith Barney Social Awareness Fund," which shall consist of four classes designated as Class A, Class B, Class C and Class Y shares. The share of such Sub-Trusts and classes thereof and any shares of any further Sub-Trusts or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class as the time of

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      establishing and designating the same) have the following relative rights and preferences:"


                            [Signature Page Follows]

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      The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Declaration of Trust.

      IN WITNESS WHEREOF, the undersigned has hereto set forth his hands as of the day and year first above written.


                                          BY:    /S/ Gordon E. Swartz
                                                 -------------------------------
                                          Name:  Gordon E. Swartz
                                          Title: Assistant Secretary